Exhibit 35.1.4.1

[Letterhead of Midland Mortgage Co.]

February 28, 2008

2007 Annual Statement of Subservicer Compliance (Item 1123)

Citigroup Mortgage Loan Trust, Inc. Series 2007-6

The undersigned, a duly authorized officer of Midland Mortgage Co., as subservicer (the “Subservicer”) for MidFirst Bank, the servicer, certifies as to the following:

1.

A review of the servicing activities and performance of the Subservicer for the period of September 1, 2007 through December 31, 2007 in accordance with the servicing agreement applicable to the security agreement identified above (the “Agreement”) has been conducted under my supervision.

2.

To the best of my knowledge, and based on such review, the Subservicer has fulfilled all of its obligations under the terms of the Agreement, in all material respects, for the period of September1, 2007 through December 31, 2007. If there has been a failure to fulfill any such obligations in any material respect, each failure and the nature and status thereof has been specifically identified herewith.

Certified By:

/s/ Chris Wertzberger

Chris Wertzberger

1st Vice President